Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA REPORTS FOURTH QUARTER AND 2011 FISCAL YEAR RESULTS AND PROVIDES MARKET UPDATE

- 2011 Fiscal Year Marks the Achievement of Record-High Adjusted EBITDA and the First Year of Net Profit in the Company’s History —

- Company to Expand Gaming Machine Participation and Management Operations in Cambodia —

- Grand Opening of Dreamworld Casino Pailin is Scheduled for May 9, 2012 —

Hong Kong — March 8, 2012 — Entertainment Gaming Asia Inc. (NYSE Amex: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading provider of electronic gaming machines (EGMs) on a participation basis to the Pan-Asian gaming industry, today reported operating results for the fourth quarter and fiscal year ended December 31, 2011 and reviewed recent corporate progress.

Highlights:

•                  2011 fiscal year produced record-breaking financial performance with adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash charges) of $11.7 million, an increase of 41% from the 2010 fiscal year, and net income of $642,000, marking the first time in the Company’s history to achieve an annual net profit.

•                  Total net revenue from gaming operations was $4.3 million for the fourth quarter of 2011, an increase of 12% from the fourth quarter of 2010 and $17.4 million for the 2011 fiscal year, an increase of 22% from the 2010 fiscal year.

•                  Average consolidated win per unit per day (WUD) was $136 for the fourth quarter of 2011, an increase of 14% from the fourth quarter of 2010 and $140 for the 2011 fiscal year, an increase of 20% from the 2010 fiscal year.

•                  As of December 31, 2011, total installed EGM seats in operation were 1,477 in seven venues, comprised of five venues in the Philippines with a total of 758 seats and two venues in Cambodia with a total of 719 seats.

•                  As part of its annual impairment review, the Company recorded a $1.4 million non-cash impairment charge as of December 31, 2011 associated with the write-down of certain gaming machines and systems in inventory as well as infrastructure costs related to the closure of one venue in the Philippines in April 2011.

•                  Cash balance was $12.8 million as of December 31, 2011 compared to $10.2 million as of December 31, 2010.

•                  Total debt was $6.2 million as of December 31, 2011 compared to $9.2 million as of December 31, 2010.

- more —

•                  The Company intends to expand its gaming machine participation and management operations in Cambodia with the placement of an initial 200 EGM seats in Sokha Hotels and Resort’s new five-star Thansur Bokor Resort and Casino expected to open in April 2012.

•                  The Company is making progress on the development of its casino projects in the Pailin and Kampot Provinces of Cambodia with Dreamworld Casino Pailin expected to open on May 9, 2012 and Dreamworld Casino Kampot expected to open in the third quarter of 2012.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “2011 was a milestone year for the Company.  It marks the third consecutive year of earnings growth since we began to implement our restructuring efforts and the achievement of record-breaking financial performance.  For the 2011 fiscal year, we generated nearly $12 million in adjusted EBITDA, demonstrating dramatic improvement from essentially breakeven results just three years ago, and recorded an annual net profit for the first time in the Company’s history.  This enhanced ability to generate cash flow enabled us to increase our cash position for the year while still investing in our strategic growth plans and strengthening our balance sheet.  We enter 2012 a stronger Company with a solid foundation from which to invest in our core participation business and to expand our gaming operations to include the development and operation of our own casinos in the Indo-China region.”

Q4 and 2011 Fiscal Year Financial Review

Beginning in the fiscal year 2011, the Company reclassified its reporting segments to include: “gaming”, which consists of its gaming machine participation and future casino operations; and “other products,” which consolidates the previously reported segments of “table game products” and “non-gaming products” from the Company’s wholly-owned Dolphin subsidiary. The new manner of segment reporting has been applied retroactively to all periods presented.

Entertainment Gaming Asia’s fourth quarter of 2011 consolidated revenue was $7.7 million, an increase of 25% compared to $6.1 million in the fourth quarter of 2010.  Consolidated revenue was $27.1 million for the 2011 fiscal year, an increase of 22% compared to $22.2 million in the 2010 fiscal year.  The increases were due to significant improvements in both of the Company’s gaming and other products business segments.

Revenue from gaming operations was $4.3 million in the fourth quarter of 2011, an increase of 12% compared to $3.8 million in the fourth quarter of 2010. Revenue from gaming operations was $17.4 million for the 2011 fiscal year, an increase of 22% compared to $14.3 million in the 2010 fiscal year. The increases reflected strong performance from our operations at Nagaworld in Cambodia, where the Company achieved solid growth in average WUD driven primarily by targeted marketing to customers and machine mix improvements.

The Company’s Philippines operations also experienced strong improvement in average WUD for the fourth quarter and 2011 fiscal year compared to the prior-year periods.   The Company attributes this to efforts to strategically manage its machine placements, marketing initiatives focused on the Company’s most promising venues in this market and the October 2011 agreement to increase the Company’s revenue sharing rights and marketing control in the attractive San Pedro VIP Club.

WUD*

	Q4:11	Q4:10	Y/Y ∆	FY11	FY10	Y/Y ∆
Cambodia	$219	$197	11%	$232	$202	15%
Philippines	$64	$58	10%	$63	$57	10%
Consolidated	$136	$119	14%	$140	$117	20%

EGM Seats in Operation

	12/31/11	12/31/10	Y/Y ∆
Cambodia	719	680	6%
Philippines	758	867	-13%
Consolidated	1,477	1,547	-5%

* WUD figures exclude EGM seats operating under a new venue’s soft launch if applicable. As a result, 60 EGM seats were excluded from the above fourth quarter and 2011 fiscal year WUD calculations.  Had these seats been included in the fourth quarter and 2011 fiscal year WUD calculations, WUD for these periods would have been $202 for Cambodia, $65 for the Philippines, and $132 for the consolidated average and $214, $61, and $133, respectively.  During the 2010 fiscal year, only one venue in Cambodia operated under a soft launch from September to December of that year with a total of 10 EGM seats.  Consequently, there was no material difference to average WUD figures for the 2010 periods had these seats been included in the WUD calculations.

Revenue from other products was $3.4 million in the fourth quarter of 2011, an increase of 47% compared to $2.3 million in the fourth quarter of 2010.  Revenue from other products was $9.7 million for the 2011 fiscal year, an increase of 23% compared to $7.9 million in the 2010 fiscal year. The increases were primarily the result of substantially higher sales of gaming chips and plaques, which reached $1.3 million for the fourth quarter of 2011 and $2.0 million for the 2011 fiscal year compared to $294,000 and $1.3 million, respectively in the prior-year periods.  These gains were due to higher reorders from existing customers and the addition of new customers as the Company benefited from its ongoing efforts to enhance performance in this business segment.

Entertainment Gaming Asia reported adjusted EBITDA of $2.6 million for the fourth quarter of 2011 compared to $2.5 million for the fourth quarter of 2010.  Adjusted EBITDA was $11.7 million for the 2011 fiscal year compared to $8.4 million for the 2010 fiscal year.

Entertainment Gaming Asia reported a net loss of $1.0 million, or $0.01 per share, on a weighted average diluted share count of approximately 118.8 million shares for the fourth quarter of 2011.  The fourth quarter of 2011 net loss included a $1.4 million non-cash impairment charge as of December 31, 2011 primarily associated with the write-down of certain gaming machines and systems in inventory as well as infrastructure costs related to the closure of one venue in the Philippines in April 2011. Excluding this non-cash charge, net income was $346,000, or $0.00 per share.  This compared to a net loss of $2.7 million, or a $0.02 per share, on a weighted average diluted share count of approximately 116.1 million shares for the fourth quarter of 2010. The fourth quarter of 2010 net loss included a non-cash impairment charge of $3.2 million related to the write-down of certain Dolphin intangible and fixed assets as the current carrying value of the assets was higher than the expected value of the projected future cash flows.  Excluding this charge, net income was $478,000, or $0.00 per share, for the fourth quarter of 2010.

For the 2011 fiscal year, the Company reported a record net profit of $642,000, or $0.01 per share, on a weighted average share count of 118.0 million.  Excluding the above-mentioned non-cash impairment charge in the fourth quarter of 2011, the Company reported a net profit of $2.0 million, or $0.02 per share, for the 2011 fiscal year.  This compared to a net loss of $5.2 million, or $0.05 per share, on a weighted average share count of 115.7 million for the 2010 fiscal year. Excluding the above-mentioned non-cash impairment charge in the fourth quarter of 2010, the net loss was $1.8 million, or $0.02 per share, for the 2010 fiscal year.

Expanding Gaming Machine Participation and Management Operations in Cambodia

In November 2011, the Company entered into a gaming machine participation and management agreement (the “Agreement”) with Sokha Hotels and Resorts (“Sokha”) to place 250 EGM seats and jointly manage these slot operations in its Thansur Bokor Resort and Casino in the Bokor Mountains of Cambodia (“Thansur Bokor”). Sokha, a wholly-owned subsidiary of the Cambodian conglomerate Sokimex, is a leading operator of luxury hotels and resorts in prime locations in Cambodia.

The slot operations under the Agreement will be located within the much-anticipated, new Thansur Bokor in the highly-trafficked tourist area of the Bokor Mountains in the Kampot Province of Cambodia.  This will be the only casino in the nearby area for the present time and will cater primarily to tourists.  The first phase of Thansur Bokor, which will include over 650 hotel rooms and suites, entertainment parks and amenities, and convention facilities, is expected to open in April 2012. The Company will have 200 EGM seats in operation at the time of the opening and expects to ramp up to 250 seats over the subsequent several months.

Under the terms of the Agreement, Entertainment Gaming Asia will be the exclusive provider of the EGMs in the ground floor slot area of Thansur Bokor and will jointly manage with Sokha these slot operations.  The Company and Sokha will share the gross win and certain operating expenses on a respective basis of 27/73%.  The Company will collect its share of the gross win on a bi-monthly basis and will settle its share of the operating costs on a monthly basis. The contract duration is five years, commencing upon the live operation of the slot floor.

The Company will use a combination of purchased new and used machines and machines from its existing inventory.  The total capital expenditures for the Agreement are estimated at approximately $2 million, which will be funded from internal cash resources.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “We are pleased to work with such a prominent partner as Sokha to manage their slot operations at Thansur Bokor and to have the opportunity to expand this relationship to its other prestigious properties. We believe this agreement offers strategic benefits by not only expanding our presence in the Indo-China region and demonstrating our operational expertise but also by contributing to near-term earnings and long-term growth.  Further, given Thansur Bokor is a destination resort, catering primarily to tourists, and is approximately 1.5 hours by car from our Kampot border casino project, we believe the Agreement is an attractive complement to our gaming operations in Cambodia.”

Gaming Chip and Plaque Improvements

The Company is focused on driving continued improvement in the financial performance of its other products division, which includes the manufacture and sale of gaming chips and plaques. The Company is working to expand its product offerings to include new styles of chips and more innovative, state of the art security features.  Further, through its investment in its manufacturing facilities, the Company is planning to expand its production capacity and increase operating efficiencies and automation.

The Company continues to implement targeted marketing programs to further strengthen its existing customer relationships in its core markets of Australia and Macau and to broaden its customer base in current and new geographies.  These programs are already beginning to provide benefits with quality customer reorders booked in the fourth quarter of 2011 and the recent acquisition of several new customers including one in the Indo-China region and one in Macau.

While these efforts are not expected to minimize the normal fluctuation in quarterly sales flow of this business segment, the Company anticipates they will drive meaningful long-term improvement in revenue and gross profit for these operations.

Casino Development Plans

The Company continues to make progress in the development of its Dreamworld Casino Pailin and Dreamworld Casino Kampot projects. The Pailin project is located in the Pailin Province of Cambodia near the Thailand border.  The initial phase of the casino is intended to include up to 23 table games and 40 EGM seats. The Company commenced construction in December 2011 and the building structure is now nearly complete.  The Company will start the fit-out work of the casino shortly and has already begun hiring and training the casino staff.  Based on the swift pace of development, the Company has scheduled the grand opening of Dreamworld Casino Pailin for May 9, 2012.

The Kampot project is located in the Kampot Province of Cambodia near the Vietnam border.  The initial phase of the casino is intended to include up to 14 table games and 25 EGM seats.  The Company has completed the landfill process and held the groundbreaking ceremony.  The Company plans to commence construction in March 2012.  Based on the current project timeline, Dreamworld Casino Kampot is expected to open in the third quarter of 2012.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “Our vision to expand our gaming operations to become an owner and operator of casinos in the Indo-China region is soon to become a reality.  The upcoming opening of our first two casino projects in Cambodia marks a new chapter in our growth strategy and serves to deepen our footprint and demonstrate our operational expertise in our markets.  We are excited about the future and view these projects as the initial steps toward achieving our long-term goal of becoming a leading owner and operator of regional style casinos in the emerging gaming markets of Indo-China.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, March 8, 2012, both of which are open to the general public.  The conference call number is 800/920-5548 or 212/231-2914. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily or monthly fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  Entertainment Gaming Asia Inc. is also engaged in the development of casinos in the Indo-China region where it intends to own and operate casino resorts under the “Dreamworld” brand. For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the expansion of the Company’s participation business model, the timeline and working capital requirements for the Sohka, Pailin and Kampot casino projects, the near-term earnings of the Sohka, Pailin and Kampot casino projects, growth of the gaming industry in the Indo-China region, the Company’s ability to secure new casino projects and fund those projects and the prospects for the expanded customer base for the Company’s Dolphin gaming chips and plaques.   Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to Entertainment Gaming Asia’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for the casino projects on a timely basis or at all, complete construction and development of the casino projects on budget and in a timely manner, identify and successfully develop additional casino projects in the Indo-China region, acquire additional capital as and when needed, adverse weather conditions that cause delays to casino projects timelines, obtain and fulfill significant purchase orders from the new customers for the Company’s gaming chips and plaques and those other risks set forth in Entertainment Gaming Asia’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and subsequently filed quarterly reports on Form 10-Q.  Entertainment Gaming Asia cautions readers not to place undue reliance on any forward-looking statements. Entertainment Gaming Asia does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Inc.

Consolidated Statements of Operations

(Unaudited)

		Old Basis		Old Basis
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2011	2010	2011	2010
Revenues:
Gaming	$4,299	$3,830	$17,396	$14,312
Other products	3,385	2,308	9,733	7,893
Total revenues	7,684	6,138	27,129	22,205
Operating costs and expenses:
Cost of electronic gaming machine (EGM) participation:
EGM depreciation	1,249	2,150	4,890	8,020
Casino contract amortization	616	—	2,457	—
Other gaming related intangibles amortization	63	—	63	—
Other operating costs	360	155	1,169	759
Cost of other products	2,762	1,866	8,346	6,916
Selling, general and administrative expenses	2,020	1,603	5,880	5,880
Stock-based compensation expenses	215	220	1,452	887
Impairment of assets	1,351	3,216	1,351	3,460
Loss on disposition of assets	23	47	175	164
Product development expenses	85	90	386	610
Depreciation and amortization	27	207	113	885
Restructuring charges	—	—	—	310
Total operating costs and expenses	8,771	9,554	26,282	27,891

Income/(loss) from operations	(1,087)	(3,416)	847	(5,686)

Other income/(expense):
Interest expense and finance fees	(100)	(89)	(405)	(411)
Interest income	32	26	93	92
Foreign currency losses	(28)	(44)	(94)	(72)
Other	60	(15)	252	202
Total other income/(expense)	(36)	(122)	(154)	(189)

Income/(loss) before income tax	(1,123)	(3,538)	693	(5,875)

Income tax benefit/(expense)	118	800	(51)	665

Net income/(loss)	$(1,005)	$(2,738)	$642	$(5,210)
Basic and diluted earnings/(loss) per share	$(0.01)	$(0.02)	$0.01	$(0.05)

Weighted average common shares outstanding:
Basic	118,760	116,064	117,953	115,702
Diluted	119,955	119,033	118,902	117,816

As a result of the Quasi-Reorganization, the consolidated statements of operations for the three months and fiscal years ended December 31, 2011 and 2010 are not comparable. The consolidated statements of operations for the three months and fiscal year ended December 31, 2011 reflect depreciation and amortization of the assets using the basis from the Quasi-Reorganization, and the consolidated statements of operations for the three months and fiscal year ended December 31, 2010 are prepared on the Company’s historical basis of accounting. As such, operations for the periods ended December 31, 2010 are labeled as being under the “Old Basis,” which is defined as accounting policies and estimates prior to the adoption of the Quasi-Reorganization.

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

(amounts in thousands, except per share data)	December 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,759	$10,217
Trade accounts receivable, net	2,691	2,854
Other receivables	114	101
Inventories	1,894	1,064
Assets held for sale	30	422
Prepaid expenses and other current assets	811	1,051
Total current assets	18,299	15,709

Electronic gaming machines and systems, net	8,889	12,360
Casino contracts	10,340	12,790
Property and equipment, net	2,558	1,941
Goodwill	357	—
Intangible assets, net	1,227	140
Contract amendment fees	450	558
Deferred tax assets	91	—
Prepaids, deposits and other assets	1,893	561
Total assets	$44,104	$44,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,316	$1,062
Amount due to a related party	14	14
Accrued expenses	2,228	2,225
Income tax payable	68	—
Notes payable to a related party, current portion	6,211	2,991
Capital lease obligations, current portion	322	164
Customer deposits and other current liabilities	357	251
Total current liabilities	10,516	6,707

Notes payable to a related party, net of current portion	—	6,211
Capital lease obligations, net of current portion	—	307
Other liabilities	869	441
Deferred tax liability	207	71
Total liabilities	11,592	13,737

Stockholders’ equity:
Common stock, $.001 par value, 300,000,000 shares authorized; 118,839,393 and 116,189,394 shares issued and outstanding	119	116
Additional paid-in-capital	31,191	29,638
Accumulated other comprehensive income	559	568
Retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated)	642	—
Total EGT stockholders’ equity	32,511	30,322
Non-controlling interest	1	—
Total EGT stockholders’ equity	32,512	30,322
Total liabilities and stockholders’ equity	$44,104	$44,059

Entertainment Gaming Asia Inc.

Adjusted EBITDA

(Unaudited)

		Old Basis		Old Basis
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2011	2010	2011	2010
Net profit/(loss) — GAAP	$(1,005)	$(2,738)	$642	$(5,210)
Interest expense and finance fees	100	89	405	411
Interest income	(32)	(26)	(93)	(92)
Income tax (benefit)/expense	(118)	(800)	51	(665)
Depreciation and amortization	2,016	2,491	7,754	9,395
Stock-based compensation expense	215	220	1,452	887
Impairment of all assets	1,351	3,216	1,351	3,460
Loss on dispositions of assets	23	47	175	164
EBITDA, as adjusted (1)	$2,550	2,499	$11,737	8,350

(1)         Adjusted EBITDA for the year ended December 31, 2010 was restated to include loss on dispositions.

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income/(loss) as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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